Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 9, 2000, relating to the financial statements and financial statement schedules for the year ended December 31, 1999, which appears in InVision Technologies, Inc.’s Annual Report on Form 10-K/A for the year ended December 31, 2001.

/s/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP

San Jose, California

February 6, 2003